Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product supplement no. 4 - I dated April 13, 2023 and the underlying supplement no. 5 - I dated April 13, 2023 North America Structured Investments Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Date d Februar y 1 , 202 4 Rul e 424(b)(3) 5yrNC1yr MQUSTVA Auto Callable Contingent Interest Notes The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Index Overview The MerQube US Tech+ Vol Advantage Index (the “Index”) attempts to provide a dynamic rules - based exposure to the underlying asset to which the Index is linked (the “Underlying Asset”), while targeting a level of implied volatility, with a maximum exposure to the Underlying Asset of 500% and a minimum exposure to the Underlying Asset of 0%. Following a consultation with market participants conducted by MerQube (the “Index Sponsor”) to solicit feedback on potential changes to the Underlying Asset, the Index Sponsor has announced that, effective on or about February 9, 2024 (the “Amendment Effective Date”), the Underlying Asset will cease to be an unfunded rolling position in E - Mini Nasdaq - 100 futures (the “Futures Contracts”) and will instead be an unfunded position in the Invesco QQQ Trust SM , Series 1 (the “QQQ Fund”), calculated as the excess of the total return of the QQQ Fund over a notional financing cost. The Index Sponsor has requested any feedback from market participants in respect of the Amendment Effective Date to be provided by January 31, 2024. The Index is subject to a 6.0% per annum daily deduction and, beginning on the Amendment Effective Date, the performance of the Underlying Asset will be subject to a notional financing cost deducted daily. The Futures Contracts reference the Nasdaq - 100 Index ® , which is a modified market capitalization - weighted index of 100 of the largest non - financial securities listed on The Nasdaq Stock Market based on market capitalization. The investment objective of the QQQ Fund is to seek to track the investment results, before fees and expenses, of the Nasdaq - 100 Index ® . Summary of Terms Issuer: Guarantor: Minimum Denomination: Underlying: JPMorgan Chase Financial Company LLC JPMorgan Chase & Co. $1,000 The MerQube US Tech+ Vol Advantage Index (Bloomberg ticker: MQUSTVA). The level of the Index reflects a deduction of 6.0% per annum that accrues daily and, beginning on or about the Amendment Effective Date, the performance of the QQQ Fund will be subject to a notional financing cost that accrues daily. February 29, 2024 February 28, 2029 March 5, 2029 Quarterly At least 12.00%* per annum, paid quarterly at a rate of at least 3.00%*, if applicable 50.00% of the Initial Value 48134T4Q4 Pricing Date: Final Review Date: Maturity Date: Revie w Dates: Contingent Interest Rate: Interest Barrier/Trigger Value : CUSIP: Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48134T4Q4/doctype/Product_Termsheet/document.pd f Estimated Value : The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Automatic Call If on any Review Date (other than the first, second, third and final Review Dates) the closing value of the Underlying is greater than or equal to the Initial Value, the notes will be automatically called and you will receive a cash payment for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes. Payment at Maturity If the notes have not been automatically called and the Final Value is greater than or equal to the Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date. If the notes have not been automatically called and the Final Value is less than the Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Underlying Return) If the notes have not been automatically called and the Final Value is less than the Trigger Value, you will lose more than 50 . 00 % of your principal amount at maturity and could lose all of your principal amount at maturity . Investing in the notes linked to the Index involves a number of risks . See "Selected Risks" on page 2 of this document, "Risk Factors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement . Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. Hypothetical Payment at Maturity** Underlyin g Return Payment at Maturity (assuming 12.00% per annum Contingent Interest Rate) 60.00% 40.00% 20.00% 5.00% 0.00% - 5.00% - 20.00% - 30.00% - 40.00% - 50.00% - 50.01% - 60.00% - 80.00% - 100.00% $1,030.00 $1,030.00 $1,030.00 $1,030.00 $1,030.00 $1,030.00 $1,030.00 $1,030.00 $1,030.00 $1,030.00 $499.90 $400.00 $200.00 $0.00 J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com This table does not demonstrate how your interest payments can vary over the term of your notes. Contingent Interest *If the notes have not been automatically called and the closing level of the Underlying on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $30.00 (equivalent to an interest rate of at least 12.00% per annum, payable at a rate of at least 3.00% per quarter). **The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called . These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market . If these fees and expenses were included, the hypothetical payments shown above would likely be lower . Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co . , as guarantor of the notes .

North America Structured Investments 5yrNC1yr MQUSTVA Auto Callable Contingent Interest Notes Selected Risks Risks Relating to the Notes Generally ● Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. ● The notes do not guarantee the payment of interest and may not pay interest at all. ● The level of the Index will include a 6.0% per annum daily deduction. ● The level of the Index will include the deduction of a notional financing cost. ● Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. ● As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. ● The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of the Underlying, which may be significant. ● The benefit provided by the Trigger Value may terminate on the final Review Date. ● If the notes have not been automatically called and the Final Value is below the Trigger Value, you will lose 1% of your principal for every 1% the Final Value is less than the Initial Value. ● The automatic call feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk. ● No dividend payments or voting rights. ● Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. ● The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. ● Changes to the Index could result in materially adverse tax consequences for U.S. federal tax purposes. Risks Relating to Conflicts of Interest ● Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. ● Our affiliate, JPMS, worked with the Index Sponsor in developing the guidelines and policies governing the composition and calculation of the Underlying. Selected Risks (continued) Risks Relating to the Estimated Value and Secondary Market Prices of the Notes ● The estimated value of the notes will be lower than the original issue price (price to public) of the notes. ● The estimated value of the notes is determined by reference to an internal funding rate. ● The estimated value of the notes does not represent future values and may differ from others’ estimates. ● The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. Risks Relating to the Underlying Generally ● The Index Sponsor may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests. ● The Underlying may not be successful or outperform any alternative strategy that might be employed in respect of the Underlying Asset. ● The Underlying may not approximate its target volatility. ● The Underlying is subject to risks associated with the use of significant leverage. ● The Underlying may be significantly uninvested. ● An investment in the notes will be subject to risks associated with non - U.S. securities. ● Hypothetical back - tested data relating to the Index do not represent actual historical data and are subject to inherent limitations, and the historical and hypothetical back - tested performance of the Index are not indications of its future performance, ● The Underlying was established on June 22, 2021, and may perform in unanticipated ways. Risks Relating to the Futures Contracts* ● The Underlying may be adversely affected if later futures contracts have higher prices than an expiring futures contract included in the Underlying. ● The Underlying is subject to significant risks associated with futures contracts, including volatility. ● The futures contracts do not reflect “total returns.” ● Suspension or disruptions of market trading in futures contracts may adversely affect the value of your notes. ● The official settlement price and intraday trading prices of the relevant Futures Contracts may not be readily available. ● Changes in the margin requirements for the Futures Contracts included in the Underlying may adversely affect the value of the notes. Risks Relating to the QQQ Fund ● The QQQ Fund is subject to management risk . ● The performance and market value of the QQQ Fund, particularly during periods of market volatility, may not correlate with the performance of the QQQ Fund’s underlying index as well as the net asset value per share . *These risks will apply to the Index and the notes only until the Amendment Effective Date. The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and underlying supplement and “Selected Risk Considerations” and "Annex A — Supplemental Risk Factors Relating to the Index " in the applicable preliminary pricing supplement for additional information. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance may vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com